Exhibit 21


                 SUBSIDIARIES OF USBANCORP, INC.


     1. United States National Bank in Johnstown, a national banking association chartered under the laws of the United States

     2. Three Rivers Bank and Trust Company, a Pennsylvania chartered bank and trust company

     3.   Community Bancorp, Inc., a Pennsylvania corporation

     4. Community Savings Bank, a wholly-owned subsidiary of Community Bancorp, Inc. and a Pennsylvania chartered savings bank

     5.   USBANCORP Trust Company, a Pennsylvania corporation

     6. United Bancorp Life Insurance Company, an Arizona corporation